Exhibit 10.44

ADVERTISING PURCHASING AGREEMENT

This Advertising Purchase Agreement is made and entered into between Herbst Gaming Inc., a Nevada corporation (hereinafter “HGI”) and TERRIBLE HERBST INC., a Nevada corporation, (hereinafter “TH’’). Now for valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1) HGI Obligations. By this agreement the Parties have agreed to allow HGI to purchase advertising time on TH’s network of gas pump and interior television screens located at TH operated gas stations identified in Schedule A. HGI will be allocated 50% of the available time not sold to 3rd party advertisers on each 4-5 minute loop. HGI will be responsible for the content of its advertisements. HGI will pay TH a flat rate of $30,000 per month for the time. All payments will be made monthly. This monthly payment amount will be offset by any revenues received from 3rd party advertisers.

2) Herbst Gaming Exclusivity. TH hereby agrees that HGI will be the exclusive advertiser of casinos or other gaming related products on the TH network, unless HGI agrees, in writing, to allow other such advertising.

3) Term. The term of the agreement shall be for 12 months commencing on January 1, 2008.

4) Video and Audio Display. The parties agree that there will be a four to five minute continuously running television loop at each location. TH shall be entitled to use the remaining time of the loop for its own purposes of offer it for sale to other 3rd party advertisers.

a.                    Media. TH will provide and maintain a television loop (approximately 4-5 minutes in length) on LCD screens that operate continuously on the dispensers and inside of the convenience store that incorporates TH’s specified content. The loop will provide entertainment and advertising content. HGI will provide TH with its video ads all of which will be incorporated by TH into the video loop. TH will arrange for and manage all video and video-related operations. Neither party may modify the content of the video prepared by the other. HGI shall provide to TH its ad content by the 10th of the month preceding the month in which the ads will run.

b.                   Sale of Advertising by HGI. HGI is entitled to sell, give, or otherwise use its time in the television loop for advertising. HGI will use commercially reasonable efforts to avoid advertising that is likely to be offensive to motorists. TH retains final approval on all advertisements submitted by HGI, which approval shall not unreasonably be withheld.

c.                    Locations. The initial locations for the entire advertising network are set forth in Schedule A.

d.                   Additional Advertising Time. TH and HGI may amend this agreement to add more advertising time to be sold to HGI, if desired by TH. TH and HGI can negotiate compensation at that time.

e.                    Chevron Guidelines. As it applies to Chevron branded stations, HGI will adhere to Chevron’s published Video at the Pump content guidelines.

5) Maintenance. Once installed TH is required to maintain at its expense the equipment in good condition; to make sure the equipment remains compatible so as to not interfere with its gasoline dispensing equipment; and TH is exclusively responsible for any service disruption.

6) Renewal. At the end of the 12-month term, all parties may negotiate an extension.

7) Early Termination.

a.                    TH may, upon 15 days written notice terminate this Agreement as to any location as to which HGI is in material breach of a material contract term that is not cured within 30 days after notice of the breach is given to HGI by TH and the Agreement shall terminate as to that location effective that date.

b.                   TH may terminate this Agreement as to any location where it ceases operating a service station/convenience store. However, should it terminate in this manner for more than 15 location, the parties agree to negotiate a reduction in the monthly fee (for purposes of this section, the number of stores will be measured from the locations listed on Schedule A.

8) Accounting & Audit Rights. TH will provide HGI with a monthly accounting of all revenue received from 3rd party advertisers and make adjustment to the monthly rental payment based on such accounting. HGI has the right, at its own expense, to audit the books and records of TH as they apply to the advertising set forth in this Agreement. Should those books and records have a discrepancy of more than 5%, TH shall repay that amount and reimburse HGI for the audit.

9) Miscellaneous Terms.

Each person signing this Agreement represents that he has authority to bind the party for which he signs. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This writing contains the entire agreement of the parties. In the event of any conflict between the specific terms of this Agreement and the terms of any such other prior agreement, the terms of this Agreement govern. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No representations other than those expressly set forth in this writteri agreement were made or relied upon by either party. No agent, employee, or other representative of either party is empowered to alter any of the terms of this Agreement. This Agreement is binding on the parties and each of their successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the other, said consent not to be unreasonably withheld.

The validity, interpretation, and performance of this Agreement shall be controlled by and construed under Nevada law. Venue for any legal action or mediation proceeding relating to or arising out of this Agreement shall be in Clark County, Nevada. Nothing in this Agreement shall be construed to constitute or appoint either party as the agent or representative of the other party for any purpose whatsoever, or to grant to either party any rights or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever. This Agreement does not provide for a joint venture, partnership, agency or employment relationship between the parties, or any other relationship.

Any failure of either party to enforce or require the strict performance of any contract provision shall not constitute a waiver of such provision or of any breach of such provision, nor in any way affect the right of such party to strictly enforce same. Any notice to be given under this Agreement shall be in writing and addressed to the party at the address of its principal place of business (as stated below or at such other address as either party may hereafter designate in writing. Any such notice shall be deemed to have been duly given upon personal delivery or three (3) business days after being enclosed in a properly sealed and addressed envelope, if sent by registered or certified mail, and if deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

10) Dispute Resolution. The parties agree that any arid all controversy or dispute arising out of the relationship, including claims for breach of contract, violation of public policy, breach of implied promises, intentional infliction of emotional distress and any other alleged claims which are not settled by mutual agreement and good faith negotiation, shall be submitted to final and binding arbitration to an arbitrator with no less than 10 years experience in arbitrating contractual disputes in Clark County, Nevada. Any such claim, dispute or controversy shall be resolved pursuant to the following three step process: 1) negotiation of the dispute in a face to face meeting by principals only; 2) non-binding mediation, and if these steps fail; 3) binding arbitration before a neutral mutually selected arbitrator. Judgment on the award may be entered by any court having jurisdiction thereof in Las Vegas, Nevada. The parties agree that the prevailing party herein shall be entitled to recover its costs, disbursements and reasonable attorney’s fees from the non-prevailing party following the final award. Mediation shall be confidential. In the event that the parties are unable to resolve the dispute by way of mediation, the matter will be submitted to binding arbitration. The parties shall mutually agree on a mediator or arbitrator as appropriate within 10 days of the first party demanding mediation or arbitration. If the parties cannot agree on a mediator/arbitrator, a presiding judge in the Clark County District Court in Clark County, Nevada shall have jurisdiction to appoint same. Once appointed, if the mediator determines that either of the parties failed to make a good faith attempt to resolve the dispute, that mediator will have the authority to either sanction the party for failing to comply with this provision or that parties’ failure to participate in the mediation in good faith will be deemed a factor to deny that party attorney fees in the event that the matter proceeds to arbitration. In consideration of each party’s agreement to submit to arbitration any disputes that arise out of the engagement relationship between them, each party agrees that arbitration shall constitute his/her/its exclusive legal remedy and each party expressly waives the right to pursue legal redress of any kind in any other forum and expressly waives the right to any jury trial. Notwithstanding the foregoing, either party shall have the limited right to seek equitable relief in the form of a temporary restraining order or preliminary injunction in a court of competent jurisdiction to protect that party from actual or threatened irreparable injury resulting from an alleged breach of this agreement pending a final decision in arbitration. This agreement shall be governed by and constructed in accordance with the laws of the State of Nevada without regard to conflict of law principles. Venue is hereby stipulated to Clark County, Nevada. Both parties waive their rights to any other jurisdiction and venues.

11) Non Disclosure. TH and HGI will not discuss this transaction with any third party and will not disclose its terms to any third party. TH will not (i) solicit, initiate, encourage, enter into or conduct any discussions, or enter into any agreement or understanding with any other person or entity regarding the matters covered in this agreement.

12) Mutual Representations of Authority to act. Each party represents that they are a duly formed corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Each has the corporate power and authority to carry on its business as now being conducted and is duly qualified and in good standing, authorized to do business in every jurisdiction within which the parties intend to conduct business. Each party will secure as needed all corporate approvals by its Board of Directors to consummate the transaction. Each party has all licenses and permits (federal, state and local) required by governmental authority to own, operate and to carry on its business as now being conducted.

IN WITNESS WHEREOF, the parties have executed this Advertising Agreement

Effective the 1st day of March 2008.

TERRIBLE HERBST, INC.	HERBST GAMING, INC

/s/ Jerry E. Herbst	/s/ Timothy P. Herbst
By: Jerry E. Herbst	By: Timothy P. Herbst